Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Oklo Inc. on Amendment No. 1 to Form S-1 (File No. 333-280344) of our report dated April 2, 2024, except for Notes 1, 2, 4, 5, 7, 8, 9, and 14, as to which the date is August 30, 2024, with respect to our audits of the consolidated financial statements of Oklo Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

August 30, 2024